Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 21, 2006 (the “Effective Date”) between PVI Solutions, Inc., a Delaware corporation with its principal offices located at 25 Halsey Avenue, Petaluma, California 94952 (the “Company”), and Martin Fornage, a resident of California (the “Employee”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position. During the term of this Agreement, Company will employ Employee, and Employee will serve Company in the capacity of Chief Technical Officer and Chief Financial Officer and will be appointed as a member of Company’s Board of Directors. Employee will report directly to the Company’s Chief Executive Officer.

2. Duties. Employee will perform duties that are executive in nature, consistent with his title; provided, however, that the Company shall not, without Employee’s express written consent, require Employee to be based anywhere other than in Sonoma County or Marin County, except for required travel on the Company’s business to an extent substantially consistent with travel required of persons who hold similar positions or have similar duties with the Company.

3. Exclusive Service. Employee will devote substantially all his working time and efforts to the business and affairs of the Company. The foregoing shall not, however, preclude Employee (a) from engaging in appropriate civic, charitable or religious activities, (b) from devoting a reasonable amount of time to private investments and business interests, (c) from serving on the boards of directors or advisors of, or as a consultant to, other entities, or (d) from providing incidental assistance to family members on matters of family business, so long as the foregoing activities and service do not conflict with Employee’s responsibilities to the Company.

4. Term of Employment.

4.1 Initial Term. The Company agrees to continue Employee’s employment, and Employee agrees to remain in the employ of the Company, for a period of five (5) years after the Effective Date unless Employee’s employment is earlier terminated pursuant to the provisions of this Agreement.

4.2 Renewal. The term of Employee’s employment shall be extended automatically, without further action of either party, as of five (5) years after the Effective Date and on each succeeding anniversary of that date, for terms of one (1) year, unless on or before ninety (90) days prior to the last day of the term of Employee’s employment or any extension thereof, the Company or Employee shall notify the other in writing of its intention not to renew Employee’s employment, in which case Employee’s employment shall terminate at the end of the original term or any extension thereof. If either party notifies the other of its intention not to renew Employee’s employment less than ninety (90) days prior to the end of the term of this Agreement or any extension thereof, then such termination shall be effective ninety (90) days from such notice. No notice of non-renewal may be given by either party after a renewal term has commenced. Any such renewal shall be upon such terms and conditions set forth herein, unless otherwise agreed between the Company and Employee. The notice of non-renewal by either party shall in no way constitute a breach of this Agreement.

4.3 Termination of Agreement. This Agreement shall terminate on the date on which all obligations of the parties hereto have been satisfied.

5. Compensation and Benefits.

5.1 Base Salary. The Company agrees to pay Employee a minimum annual salary of sixty thousand dollars ($60,000), or in the event of any portion of a year, a pro rata amount of such annual salary. Employee’s base salary shall be reviewed by the Board of Directors for possible increases prior to the start of each fiscal year, effective at the beginning of such fiscal year. Employee’s salary will be payable as earned in accordance with Company’s customary payroll practice.

5.2 Cash Bonus. Employee will be eligible to receive an annual cash bonus in the discretion of the Board of Directors.

5.3 Additional Benefits. Employee will be eligible to participate in Company’s employee benefit plans of general application, including without limitation pension and profit-sharing plans, deferred compensation, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, health, disability, accident and dental insurance programs, 401(k) plan, paid vacations and sabbatical leave plans, and similar plans or programs, in accordance with the rules established for individual participation in any such plan. Employee shall be entitled each year to four (4) weeks leave for vacation at full pay, provided, that at the end of each year, Employee may accrue and carry over to the next succeeding year a maximum of two (2) weeks of unused vacation. Employee shall also be entitled to reasonable holidays and illness days with full pay in accordance with the Company’s policy from time to time in effect.

5.4 Stock Options. Employee will be eligible to receive stock grants and stock option awards in the discretion of the Board of Directors.

5.5 Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company’s business, provided that such expenses are in accordance with applicable policy set by the Board from time to time and are properly documented and accounted for in accordance with the policy of the Company and with the requirements of the Internal Revenue Service.

6. Proprietary Rights. Employee hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as Exhibit A.

7. Termination.

7.1 Events of Termination. Employee’s employment with the Company shall terminate upon any one of the following:

(a) sixty (60) days after the effective date of a written notice sent to Employee stating the Company’s determination made in good faith that it is terminating

Employee for “Cause” as defined under Section 7.2 below (“Termination for Cause”), provided, that if the “Cause” for termination is a curable failure by Employee to properly perform his assigned duties, then the Company will give Employee written notice of such failure (a “Cause Notice”), and if Employee failure to cure such failure to the reasonable satisfaction of the Board of Directors within sixty (60) days after the Company gives the Cause Notice, then the Company may immediately terminate Employee’s employment, and such termination will be conclusively deemed to be for “cause” hereunder; or

(b) thirty (30) days after the effective date of a written notice sent to Employee stating the Company’s determination made in good faith that, due to a mental or physical incapacity, Employee has been unable to perform his duties under this Agreement for a period of not less than six (6) consecutive months or 180 days in the aggregate in any 12-month period unless Employee has been on a leave approved by the Company’s Board of Directors (“Termination for Disability”); or

(c) Employee’s death (“Termination Upon Death”); or

(d) the effective date of a written notice sent to the Company stating Employee’s determination made in good faith of “Constructive Termination” by the Company, as defined under Section 7.3 below (“Constructive Termination”); or

(e) thirty (30) days after the effective date of a notice sent to Employee stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”); or

(f) the effective date of a notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company (“Voluntary Termination”),

7.2 “Cause” Defined. For purposes of this Agreement, “cause” for Employee’s termination means Employee’s conviction of a felony involving moral turpitude/will exist at any time after the happening of one or more of the following events:

(a) any willful act or acts of dishonesty undertaken by Employee and intended to result in substantial gain or personal enrichment of Employee at the expense of the Company; or

(b) any willful act of gross misconduct which is materially and demonstrably injurious to the Company.

No act, or failure to act, by Employee shall be considered “willful” if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Company and/or required by applicable law.

7.3 “Constructive Termination” Defined. “Constructive Termination” shall mean:

(a) a material reduction in Employee’s salary or benefits not agreed to by Employee; or

(b) a material change in Employee’s responsibilities not agreed to by Employee; or

(c) the Company’s failure to comply in any material respect with any material term of this Agreement; or

(d) a requirement that Employee relocate to an office that would increase Employee’s one-way commute distance by more than forty (40) miles; or

(e) a “Change in Control” of the Company, as defined herein. A “Change in Control” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding; or (v) less than a majority of the Board of Directors are persons who were either nominated for election by the Board of Directors or were elected by the Board of Directors.

8. Effect of Termination.

8.1 Termination for Cause or Voluntary Termination. In the event of any termination of Employee’s employment pursuant to Section 7.1(a) or Section 7.1(f), the Company shall immediately pay to Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination. Employee’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

8.2 Termination for Disability. In the event of termination of employment pursuant to Section 7.1(b):

(a) the Company shall immediately pay to Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination,

(b) for six (6) months after the termination of Employee’s employment, the Company shall continue to pay Employee (A) his salary under Section 5.1 above at Employee’s then-current salary, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period, (B) his annual cash bonus, if any, under Section 5.2 above, and (C) shall continue his benefits under Section 5.3 above, and

(c) Employee shall receive other severance and disability payments as provided in the Company’s standard benefit plans.

If Employee’s employment is terminated pursuant to Section 7.1(b) and Employee resumes the performance of substantially all of his duties hereunder before five (5) years after the Effective Date, Employee may notify the Company that Employee is choosing to reinstate this Agreement as though it had never been terminated. Within thirty (30) days of the Effective Date, the Company will procure disability insurance sufficient to fund its obligations to Employee hereunder, naming the Employee as payee. The Company shall maintain such insurance in force at all times that Employee is employed pursuant to this Agreement.

8.3 Termination Upon Death. In the event of termination of employment pursuant to Section 7.1(c), all obligations of the Company and Employee shall cease, except the Company shall immediately pay to Employee (or to Employee’s estate) the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination.

8.4 Constructive Termination or Termination Without Cause. In the event of any termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e),

(a) the Company shall immediately pay to Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination, and

(b) for the longer of (i) six (6) months after the termination of Employee’s employment, or (ii) five (5) years after the Effective Date, the Company shall continue to pay Employee (A) his salary under Section 5.1 above at Employee’s then-current salary, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period, (B) his annual cash bonus, if any, under Section 5.2 above, and (C) shall continue his benefits under Section 5.3 above, and

(c) all of Employee’s options to purchase the Company’s Common Stock shall, as of the date of employment termination, be immediately exercisable in full and shall remain exercisable for the periods specified in such options or the plans governing such options, and all shares of the Company’s Common Stock owned by Employee shall immediately be released from any and all vesting restrictions; provided, that if the total amount of the benefits available to Employee under this Section 8.4, either alone or together with other payments which Employee has the right to receive from the Company, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Employee may elect to either (i) receive such payments in full; or (ii) reduce the total amount of such benefits to the largest amount that would result in no portion of such benefits being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the benefits available under this Section 8.4 pursuant to the foregoing shall be made by the Company in good faith and any such reduction shall reduce first the cash payable under this Section 8.4, then the acceleration of options, then the vesting of stock.

9. Miscellaneous.

9.1 Arbitration. Employee and Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. The Employee shall bear only those costs of arbitration he or she would otherwise bear had he or she brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

9.3 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

9.4 Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

9.5 Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

9.6 Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to employment of Employee with Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Employee’s employment;

except that the Employee Invention Assignment and Confidentiality Agreement shall remain as an independent contract and shall remain in full force and effect according to its terms.

9.7 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

9.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	PVI Solutions, Inc.
25 Halsey Avenue
Petaluma, CA 94952

Telecopier:	—

Attention:	President

If to Employee:	Martin Fornage
25 Halsey Avenue
Petaluma, CA 94952

Telecopier:	—

Attention:	—

9.9 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.10 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

9.12 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

9.13 Attorneys’ Fees. In the event of any claim, demand or suit arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys’ fees, including any such costs and fees upon appeal.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

“COMPANY”		“EMPLOYEE”

/s/ Raghu Belur		/s/ Martin Fornage
By:	Raghu Belur	By:	Martin Fornage
President / CEO

Signature Page to Employment Agreement

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with PVI Solutions, Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases mask works, designs and trade secrets that I make or conceive or first reduce to practice or create either alone or Jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT

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EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works; trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from, circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country of subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business

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strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any Invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party if such services or assistance would be in direct conflict with the Company’s business interests.

11. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13. Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

14. Name and Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any

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purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

15. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

16. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

18. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

19. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

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21. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

22. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is March 21, 2006.

* * * * * *

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In Witness Whereof, the parties have executed this Agreement as of the 21st day of March, 2006.

PVI Solutions, Inc.:		Employee:

By:	/s/ Raghuveer Belur	/s/ Martin Fornage
Signature

Name:	Raghuveer Belur	Martin Fornage
Name (Please Print)

Title:	President and CEO

Signature Page to Employee Invention Assignment and Confidentiality Agreement

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to that certain Employment Agreement dated as of March 21,2006 (the “Agreement”) between PVI Solutions, Inc., a Delaware corporation with its principal offices located at 101 2nd Street, Suite 110, Petaluma, CA 94952 (the “Company”), and Martin Fornage, a resident of California (the “Employee”) is entered into as of January 23, 2007.

WHEREAS, pursuant to the Agreement, Employee has served the Company in the capacity of Chief Technical Officer and Chief Financial Officer and a member of the Company’s Board of Directors.

WHEREAS, in connection with the Series B Preferred Stock financing of the Company, Employee has agreed to serve as the Company’s Chief Technical Officer and to cease serving as the Company’s Chief Financial Officer and as a member of the Company’s Board of Directors.

WHEREAS, the Company has determined that it is in the best interests of the Company to change Employee’s base salary, effective upon the receipt of minimum aggregate gross proceeds to the Company of Four Million Dollars ($4,000,000) in connection with a Series B Preferred Stock offering (the “Series B Date”).

NOW, THEREFORE, the parties agree as follows:

1. Section 1 of the Agreement is hereby amended and restated as follows:

“Position. During the term of this Agreement, Company will employ Employee, and Employee will serve Company in the capacity of Chief Technical Officer. Employee will report directly to the Company’s Chief Executive Officer.”

The parties acknowledge and agree that the change in Employee’s position effected by this Amendment shall not constitute a Constructive Termination or Termination without Cause under the Agreement

2. Section 5.1 of the Agreement is hereby amended and restated as follows as of the Series B Date:

“Base Salary. The Company agrees to pay Employee a minimum annual salary of one hundred and forty thousand dollars ($140,000), or in the event of any portion of a year, a pro rata amount of such annual salary. Employee’s base salary shall be reviewed by the Board of Directors for possible increases prior to the start of each fiscal year, effective at the beginning of such fiscal year. Employee’s salary will be payable as earned in accordance with Company’s customary payroll practice.”

3. Capitalized terms not defined herein have the meanings set forth in the Agreement. Except as set forth herein, the Agreement, as amended hereby, remains in full force and effect.

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment as of the date first above written.

“COMPANY”		“EMPLOYEE”

/s/ Paul Nahi		/s/ Martin Fornage

By:	Paul Nahi	By:	Martin Fornage

Signature Page to Employment Agreement

ENPHASE ENERGY, INC.

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 (this “Amendment”) to that certain Employment Agreement dated as of March 21, 2006, as amended on January 23, 2007 (as amended, the “Agreement”) between Enphase Energy, Inc., formerly known as PVI Solutions, Inc., a Delaware corporation with its principal offices located at 201 1st Street, Suite 111, Petaluma, California 94952 (the “Company”), and Martin Fornage, a resident of California (the “Employee”) is entered into as of April 16, 2008.

WHEREAS, in connection with the Series C Preferred Stock financing of the Company, Employee has agreed to a change in the terms of his severance compensation.

NOW, THEREFORE, the parties agree as follows:

1. Section 8.4(b) of the Agreement is hereby amended and restated as follows:

“(b) for six (6) months after the termination of Employee’s employment the Company shall continue to pay Employee (A) his salary under Section 5.1 at Employee’s then-current salary, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period, (B) his annual cash bonus, if any, under Section 5.2 above, and (C) shall continue his benefits under Section 5.3 above, and”

2. Capitalized terms not defined herein have the meanings set forth in the Agreement. Except as set forth herein, the Agreement, as amended hereby, remains in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment as of the date first above written.

“COMPANY”		“EMPLOYEE”

ENPHASE ENERGY, INC.		MARTIN FORNAGE

By:	/s/ Paul Nahi	By:	/s/ Martin Fornage

Name	Paul Nahi
Title:	President & CEO

SIGNATURE PAGE TO AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

ENPHASE ENERGY, INC.

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 (this “Amendment”) to that certain Employment Agreement dated as of March 21, 2006, as amended on January 23. 2007 and April 16. 2008 (as amended, the “Agreement”) between Enphase Energy. Inc. formerly know as PVI Solutions, Inc. a Delaware corporation with its principal offices located at 201 1st Street, Suite 111, Petaluma. California 94952 (the “Company”), and Martin Fomage, a resident of California (the “Employee”) is entered into as of December 21, 2008.

WHEREAS, the Company and the Employee have agreed to amend the Agreement to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the parties agree as follows:

1. Section 5.2 of the Agreement is hereby amended and restated as follows:

“5.2 Cash Bonus. Employee will be eligible to receive an annual cash bonus in the discretion of the Board of Directors. A bonus will not be earned unless and until the Board of Directors makes such determination. If the Board of Directors determines that Employee will receive an annual bonus, the bonus will be paid to Employee within 60 days following the date of the Board of Directors’ determination.”

2. Section 5.5 of the Agreement is hereby amended and restated as follows:

“5.5. Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company’s business, provided that such expenses are in accordance with applicable policy set by the Board from time to time and are properly documented and accounted for in accordance with the policy of the Company and with the requirements of the Internal Revenue Service. To the extent that any expense reimbursements are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements will be paid no later than December 31 of the year following the year in which the reimbursable expenses are incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.”

3. Section 7.1 (d) of the Agreement is hereby amended and restated as follows:

“(d) thirty (30) days following the date of a written notice sent to the Company by Employee stating the circumstances giving rise to a “Constructive Termination,” as defined under Section 7.3 below (“Constructive Termination”): provided that such notice is delivered to the Company within ninety (90) days of the initial existence of the circumstances giving rise to a Constructive Termination and the Company is provided with an opportunity to cure the circumstances giving rise to a Constructive Termination within the thirty (30) day notice period and fails to do so.”

4. Section 7.3(a) of the Agreement is hereby amended and restated as follows:

“(a) a material reduction in Employee’s salary not agreed to by Employee; or”

5. Section 7.3(c) of the Agreement is hereby amended and restated as follows:

“(c) the Company’s failure to comply in any material respect with any material term of this Agreement, which shall include a materia) reduction in the type or level of benefits set forth in Section 5.3, not agreed to by Employee; or”

6. The first sentence of Section 8.2 of the Agreement is hereby amended and restated as follows:

“8.2 Termination for Disability. In the event of termination of employment pursuant to Section 7.1(b) and provided that such termination constitutes a “separation from service” (as such term is defined in Section 409A of the Code):”

7. Section 8.2(b) of the Agreement is hereby amended and restated as follows:

“(b) for six (6) months after the termination of Employee’s employment, the Company shall continue to pay (A) Employee’s salary under Section 5.1 above at Employee’s then current salary, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period, (B) Employee’s annual cash bonus, under Section 5.2 above, and (C) the premiums for Employee’s continued medical and any other applicable health insurance coverage under COBRA subject to Employee’s timely election of COBRA coverage. Employee’s continued eligibility for participation and subject to COBRA’s terms, conditions and restrictions; and”

8. The first sentence of Section 8.4 of the Agreement is hereby amended and restated as follows:

“8.4 Constructive Termination or Termination Without Cause. In the event of any termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e) and provided that such termination constitutes a “separation from service” (as defined in Section 409A of the Code),”

9. Section 8.4(b) of the Agreement is hereby amended and restated as follows:

“(b) for six (6) months after the termination of Employee’s employment, the Company shall continue to pay (A) Employee’s salary under Section 5.1 above at Employee’s then current salary, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period, (B) Employee’s annual cash bonus, under Section 5.2 above, and (C) the premiums for Employee’s continued medical and any other applicable health insurance coverage under COBRA subject to Employee’s timely election of COBRA coverage. Employee’s continued eligibility for participation and subject to COBRA’s terms, conditions and restrictions; and”

10. A new Section 9.14 of the Agreement is hereby added as follows:

“9.14 Compliance with Section 409A. All severance payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i). such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2){B)(i) period, all payments deferred pursuant to this Section 9.14 shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and. accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that all of the severance payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under of Treasury Regulation 1.409A- 1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.”

11. Capitalized terms not defined herein have the meanings set forth in the Agreement. Except as set forth herein, the Agreement, as amended hereby, remains in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment as of the date first above written.

“COMPANY”		“EMPLOYEE”

ENPHASE ENERGY, INC.		MARTIN FORNAGE

By:	/s/ Paul Nahi	By:	/s/ Martin Fornage

Name:	Paul Nahi - CEO

Title:	CEO